EXHIBIT 5.1

Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

November 28, 2007

Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, Illinois 60606
Re:	Form S-8 Registration Statement relating to the registration of 1,000,000 shares of common stock, $.01 par value, of Terra Nova Financial Group, Inc.

Ladies and Gentlemen:

                 You have requested our opinion as special counsel with respect to certain matters in connection with the filing by Terra Nova Financial Group, Inc., a Texas corporation (the "Company"), on November 28, 2007, of a Registration Statement on Form S-8 and exhibits thereto (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), to be filed with the Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Company's 2005 Long-Term Incentive Plan (the "Plan").

                 In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Company's Articles of Incorporation, as amended and restated, and Bylaws, (iii) copies of resolutions of the Board of Directors and Shareholders of the Company (the "Resolutions") authorizing the Plan and the offering and issuance of the Shares, and certain related matters, and (iv) the originals or copies, certified to our satisfaction, of such additional records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or reproduction copies, and that all public records reviewed are accurate and complete. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Terra Nova Financial Group, Inc.

                 The opinion herein is limited to the Business Corporation Act of the State of Texas, and we express no opinion as to the laws of any other jurisdiction. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                 Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion and so advise you that, assuming (i) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance under the Plan, and (ii) the consideration for the shares of Common Stock issuable under the Plan is actually received by the Company and such consideration exceeds the par value of such shares, then the Shares issued will be duly and validly issued, fully paid and nonassessable.

                 We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Andrews Kurth LLP